Exhibit 10.5

To:                     Genco Shipping & Trading Limited

Copy:      Genco Lorraine Limited

Genco Pyrenees Limited

Genco Loire Limited

Genco Bourgogne Limited

Genco Picardy Limited

Genco Aquitaine Limited

Genco Normandy Limited

Genco Auvergne Limited

Genco Provence Limited

Genco Ardennes Limited

Genco Brittany Limited

Genco Languedoc Limited

Genco Rhone Limited

30 April 2015

Dear Sirs

US$253,000,000 secured loan agreement dated 20 August 2010 (as supplemented by a first side letter dated 24 August 2010, as further supplemented by a letter dated 21 December 2011, as amended and restated by a second supplemental agreement dated 1 August 2012 and as amended and restated by a third supplemental agreement dated 9 July 2014, the “Loan Agreement”) made between (1) Genco Shipping & Trading Limited as borrower, (2) the Lenders (as defined therein), (3) Deutsche Bank AG Filiale Deutschlandgeschäft, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, (4) ourselves as agent for the Lenders, (5) BNP Paribas, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as swap providers (the “Swap Providers”) and (vi) Deutsche Bank AG Filiale Deutschlandgeschäft as security agent for the Lenders and the Swap Providers and as bookrunner.

All terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement unless defined herein.

This letter is designated as a Finance Document.  This letter replaces our letter dated 28 April 2015 sent to you on 28 April 2015.

We refer to the Loan Agreement and to your letter to us dated 18 March 2015 requesting from the Lenders (i) a temporary waiver of the Consolidated Interest Coverage Ratio in clause 12.2.2 (Consolidated Interest Coverage Ratio) of the Loan Agreement commencing on 30 June 2015 through and including the fiscal quarter ending December 31, 2016 (the “Waiver Period”), (ii) a permanent waiver of the Leverage Ratio in clause 12.2.3 (Maximum Leverage Ratio) of the Loan Agreement for the remainder of the Facility Period, (iii) a consent to permit amounts of readily available but committed undrawn working capital lines with a remaining availability period of more than 6 months (the “Undrawn Working Capital Lines”) to be taken into account up to a maximum of 50% of the required free cash amount in the calculation of the minimum free cash requirement under clause 12.2.1(b) of the Loan Agreement and (iv) a consent to the provisions of the relevant clauses of each Assignment such that the requirements for such specific assignments apply only to charters or other contracts for the operation, employment or use of the Vessel exceeding (including any extension options) twenty-four (24) months’ duration (the “Assignment Consent”), subject to certain conditions.

The waivers and consents referred to in (i) — (iv) (inclusive) above shall be referred to herein as the “Specified Waiver”.

We hereby:

(1) agree to waive your compliance with (i) the Consolidated Interest Coverage Ratio in clause 12.2.2 (Consolidated Interest Coverage Ratio) of the Loan Agreement during the Waiver Period and (ii) the Leverage Ratio in clause 12.2.3 (Maximum Leverage Ratio) of the Loan Agreement during the remainder of the Facility Period;

(2) consent to Undrawn Working Capital Lines to be taken into account up to a maximum of 50% of the required free cash amount in the calculation of the minimum free cash requirement set forth in clause 12.2.1(b) of the Loan Agreement; and

(3) consent to the Assignment Consent;

subject to the following conditions:

(a)         the waiver in (1) above and the consent in (2)  above shall only become effective upon a waiver and/or amendment agreement waiving and/or amending those terms of the Metrostar Loan Agreement similar to the waiver and the consents contained in (1) and (2) above becoming effective;

(b)         on the day of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent to a Drawdown Notice), sections 1 (Security Parties), 2 (Security and related documents) (except 2(b) and 2(c)), as well as (b) and (c) of section 3 (Other documents and evidence), and Part II of Schedule 2 (Conditions Precedent to the making of a Drawing) sections 4 (Security Parties) and (a), (c) and (g) of section 5 (Security and related documents) of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete and accurate and neither as amended nor revoked, of any which have been amended or modified;

(c)          on the day of this letter, you provide us with a copy, certified by a director or the secretary of each Security Party as true, complete and accurate and neither amended nor revoked, of a resolution of the directors of that Security Party (together, where appropriate, with signed waivers of notice of any directors’ meetings) approving, and authorising or ratifying the execution of, the duplicate of this letter and any document to be executed by that Security Party pursuant to this letter;

(d)         within two (2) Business Days of the date of this letter, you pay us (for the account of the Lenders having consented to the Waiver in proportion to their respective Commitments) a waiver fee of zero point twenty five per cent (0.25%) on the outstanding amount of the Loan;

(e)          during the Waiver Period, you will not authorize, declare or pay any Dividends with respect to the Borrower, notwithstanding the provisions of clause 12.3.13 of the Loan Agreement;

(f)           during the Facility Period, you will not permit the Leverage Ratio, as of the last day of any fiscal quarter during such period commencing with the fiscal quarter ending on 30 June 2015, to be greater than 70% (where “Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness (less any undrawn working capital lines) on such date of determination to Value Adjusted Total Assets, “Total Assets” means the consolidated amount which is equal to the total assets of the Borrower and its Subsidiaries as shown in the applicable financial statements, “Value Adjusted Total Assets” means the Total Assets adjusted in each case for the difference of the book value of the Fleet Vessels (as calculated in the most recent financial statements delivered pursuant to clause 12.1.3(a)) and the Fleet Market Value, “Fleet Market Value” means the aggregate Fleet Fair Market Value of the Fleet Vessels where “Fleet Fair Market Value” means the market value of a Fleet Vessel determined pursuant to any required methodology in accordance with any contractual obligations addressing the manner in which such Fleet Vessel is to be appraised or valued (or if there is, no such required methodology, in a manner mutually acceptable to the Borrower and the Agent).  All valuations of any Fleet Vessel shall be made on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and willing seller by an Approved Broker appointed by the Agent or such approved broker as defined in the relevant loan facilities to the Borrower or any Subsidiary or Subsidiaries of the Borrower, and “Fleet Vessels” means any vessel from time to time owned by the Borrower or its Subsidiaries as they appear in the then most recent financial statements delivered pursuant to clause 12.1.3(a) and “Fleet Vessel” means any one of them;

(g)          within 60 days of the date of this letter you shall procure that the owners (the “Additional Collateral Owners”) of the vessels “GENCO THUNDER”, “GENCO RAPTOR”, “GENCO MUSE” and “GENCO CHALLENGER” (the “Additional Collateral Vessels”) grant to the Security Agent guarantees of your obligations under the Loan Agreement in the same form as the Guarantees given by the Collateral Owners (save for the logical changes) and as security for such guarantees execute in favour of the Security Agent mortgages over the Additional Collateral Vessels and assignments of the earnings, insurances and requisition compensation of the Additional Collateral Vessels to be in the same form as the Mortgages and Assignments in respect of the Vessels (save for the logical changes) together with all of the documents and other evidence listed in Parts I and II of Schedule 2 (Conditions Precedent and Subsequent) of the Loan Agreement required by the Agent in relation to the Additional Collateral Vessels and Additional Collateral Owners (as logically amended);

(h)         within fourteen (14) Business Days of receipt of an invoice in respect of any legal fees due from you in connection with this letter, evidence that such invoice has been paid in full; and

(i)             at least sixty million United States Dollar (US$60,000,000) have been committed and/or drawn down under and pursuant to the one hundred and fifty million United States Dollar (US$150,000,000) revolving credit facility agreement made between, amongst others, ABN Amro Capital USA LLC and certain subsidiaries of Genco Shipping & Trading Limited.

If any of the above conditions (a) to (i) (inclusive) is not complied with then the Specified Waiver shall cease to apply with immediate effect. Any breach of condition (e), (f), (g) or (i) shall constitute an Event of Default. No such Event of Default will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

For the avoidance of doubt, save as set out in this letter, all the Lenders’ rights powers and remedies under the Loan Agreement are reserved in full and remain in full force and effect both during and after the Waiver Period.

Each Security Party confirms that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully,

For and on behalf of
Deutsche Bank Luxembourg S.A.
(as Agent acting on the instructions of the Majority Lenders)

/s/ Marlene Heinemann	/s/ Franz-Josef Ewerhardy

Marlene Heinemann	Franz-Josef Ewerhardy

Confirmed and agreed on 30 April 2015

for an on behalf of

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Borrower)

/s/ Apostolos Zafolias
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited
(as Collateral Owners and Guarantors)